Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FIRST QUARTER RESULTS

CAMARILLO, California — August 2, 2006 — AML Communications, Inc. (AMLJ.OB) today announced results for the first quarter ended June 30, 2006.

Net sales for the quarter were $2.3 million, compared with $2.5 million for the same period a year earlier.  Net profit for the first quarter was $26,000, or $0.00 per share, compared with net earnings of $249,000, or $0.02 per share, for the same period a year ago.

Results analysis, comparisons to past performance and forecast:

Revenues for the first quarter were as internally forecasted levels and approximately 19% higher than the previous quarter (fourth quarter ended March 31, 2006).   Fourth quarter results were an exception that resulted from an outstanding amount of first time production items and increased research and development (R&D) costs.  Revenues for the first quarter were lower than the same period a year ago due to lower orders for production items and an increase in orders for new projects requiring R&D. An earnings comparison to the same period a year ago shows both the impact of reduced production revenues as well as the increased R&D.

The Company plans to continue its R&D activity at an accelerated pace, and although results similar to previous quarter are possible in the future, investments in long term R&D programs remain necessary in the long lifecycle of defense contracts.  The Company derives and will continue to derive increased revenues from long term defense contracts.  Such contracts frequently span 5-20 years, after first production orders.  The gap between the initial investment (R&D phase) and first production orders is usually 2-5 years.  Given the long gestation period, investments need to be sustained for a number of years, before revenues are generated.  In this regard, the Company is in its third year of investing into such contracts and the Company’s management believes the Company will benefit from production contracts of substantial size.  It will remain our strategy to be profitable on a year-to-year basis, while investing the balance of our resources in long term programs.

AML Communications is a designer, manufacturer and marketer of amplifiers, subsystems, and related products that address the Defense Microwave Markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.
  STATEMENTS OF OPERATIONS

	For the three months ended
	June 30, 2006	June 30, 2005

Net sales	$2,302,000	$2,486,000
Cost of goods sold	1,323,000	1,346,000
Gross profit	979,000	1,140,000

Operating expenses:
Selling, general & administrative	618,000	603,000
Research and development	319,000	283,000
Total operating expenses	937,000	886,000

Profit from operations	42,000	254,000
Interest income	11,000	9,000
Interest expense	(19,000)	(6,000)
Other	—	—
Total other (expense)	(8,000)	3,000
Profit before provision for income taxes	34,000	257,000
Provision for income taxes	8,000	8,000

Profit after taxes	$26,000	$249,000

Basic and diluted earnings per common share	$0.00	$0.02
Basic and diluted weighted average number of shares of common stock outstanding	10,234,000	10,066,000

AML COMMUNICATIONS, INC.
 BALANCE SHEET
AS OF JUNE 30, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$1,804,000
Accounts receivable, net of allowance for doubtful accounts of $37,000	1,330,000
Inventories, net	1,601,000
Prepaid Assets	120,000
Total current assets	4,855,000

Property and Equipment, at cost	5,467,000
Less: Accumulated depreciation and amortization	3,512,000
Property and Equipment, net	1,955,000

Deferred Tax Asset	1,662,000

Intangible Assets:
Technologies, net	791,000
Patents	140,000
Customer lists, net	103,000
Trademarks	181,000

Other Assets	16,000
Total Assets	$9,703,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$160,000
Advances received from customers	13,000
Line of credit, net	207,000
Current portion of L — T Debt	10,000
Accrued expenses:
Accrued payroll and payroll related expenses	202,000
Accrued income taxes	8,000
Other accrued expenses	130,000
Total current liabilities	730,000

Note Payable * Bank of America * building	626,000

Stockholders’ Equity:
Common stock, $0.01 par value:15,000,000 shares authorized; 10,234,166 shares issued and outstanding at June 30, 2006.	102,000

Capital in excess of par value	13,520,000
Accumulated deficit	(5,275,000)
Total stockholders’ equity	8,347,000
Total liabilities and stockholder’s equity	$9,703,000